Exhibit 8.1

September 30, 2011

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $8,622,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due September 30, 2016 as described in thse Company’s Pricing Supplement No. 131 dated September 27, 2011 (“Pricing Supplement 131”) to the Prospectus Supplement dated April 23, 2010 (“the Prospectus Supplement”) and the Prospectus dated June 4, 2009 (the “Prospectus”), contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”) and (ii) $16,000,000 aggregate principal amount of Medium-Term Notes, Series K, Step-Up Callable Notes due September 30, 2023 as described in the Company’s Pricing Supplement No. 132 dated September 27, 2011 (“Pricing Supplement 132”) to the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplements 131 and 132.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplements 131 and 132 and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP